Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.35

AND FULL YEAR EARNINGS PER SHARE OF $1.05

SAN FRANCISCO – February 28, 2008 – Gap Inc. (NYSE:GPS) today announced net earnings for the fourth quarter and fiscal year 2007, both of which ended February 2, 2008. Net earnings for the 13 weeks ended February 2, 2008 were $265 million, or $0.35 per share on a diluted basis, compared with $219 million, or $0.27 per share on a diluted basis, for the 14 weeks ended February 3, 2007. Earnings per share on a diluted basis for the 52 weeks ended February 2, 2008 were $1.05, compared with $0.93 for the 53 weeks ended February 3, 2007.

Excluding about $0.07 per diluted share of expenses associated with the company’s cost reduction initiatives and discontinued operation of Forth & Towne, the company’s diluted earnings per share for fiscal year 2007 was $1.12. Please see the reconciliation of diluted earnings per share on a GAAP basis to diluted earnings per share excluding these costs, a non-GAAP financial measure, in the table at the end of this release.

“In 2007, the company made the business decisions and changes necessary to deliver improved earnings for our shareholders,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “While we’re aware of the challenging economic environment, our leadership team is committed to delivering the right product to our customers while we bring a sharp operational discipline to our business priorities. We’ll work tirelessly to reconnect with customers while we continue to improve our earnings results.”

Fourth Quarter Results

Net sales for the 13 weeks ended February 2, 2008 were $4.7 billion. Net sales for the 14 weeks ended February 3, 2007 were $4.9 billion. Due to the 53rd week in fiscal year 2006, comparable store sales for the fourth quarter of fiscal year 2007 are compared with the 13 weeks ended February 3, 2007. On this basis, the company’s fourth quarter comparable store sales decreased 3 percent compared with a decrease of 7 percent in the fourth quarter of the prior year.

Fiscal Year 2007 Results

Net sales for the 52 weeks ended February 2, 2008 were $15.8 billion. Net sales were $15.9 billion for the 53 weeks ended February 3, 2007. Due to the 53rd week in fiscal year 2006, fiscal year 2007 comparable store sales are compared with the 52 weeks ended February 3, 2007. On this basis, the company’s fiscal year 2007 comparable store sales decreased 4 percent compared with a decrease of 7 percent for the prior year. The company’s online sales for the fiscal year increased 24 percent to $903 million, compared with $730 million in the prior year.

Sales Results by Division

The following table contains divisional comparable store sales and net sales for the fourth quarter and fiscal year 2007 compared with the prior year.

	Fourth Quarter Comparable Store Sales		Fourth Quarter Net Sales		Fiscal Year Comparable Store Sales		Fiscal Year Net Sales
	2007	2006	2007	2006	2007	2006	2007	2006
Gap North America	-5%	-8%	$1.3 billion	$1.5 billion	-5%	-7%	$4.5 billion	$4.9 billion
Banana Republic North America	2%	3%	$764 million	$766 million	1%	Flat	$2.5 billion	$2.4 billion
Old Navy North America	-5%	-9%	$1.8 billion	$1.9 billion	-7%	-8%	$6.2 billion	$6.5 billion
International	-1%	-6%	$510 million	$497 million	-1%	-8%	$1.6 billion	$1.5 billion
Gap Inc. Direct (Online)	n/a	n/a	$289 million	$252 million	n/a	n/a	$903 million	$730 million

Additional Results and 2008 Outlook

Earnings and Effective Tax Rate

The company stated that it expects diluted earnings per share of $1.20 to $1.27 for fiscal year 2008. This guidance takes into account a range of outcomes dependent in part on product acceptance and the volatile macroeconomic environment.

The company’s fourth quarter tax rate was 38.8 percent. The effective tax rate for fiscal year 2007 was 38.3 percent. The company expects the effective tax rate to be about 39 percent for fiscal year 2008.

Cash

The company ended the fourth quarter with $1.9 billion in cash and short-term investments. Fiscal year 2007 free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $1.4 billion compared with $678 million last year. The increase was driven primarily by lower inventory levels as well as changes in vendor payment terms. The company expects free cash flow to be about $900 million in fiscal year 2008. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

Share Repurchases

During the fourth quarter, the company completed its $1.5 billion share repurchase program and repurchased about 30 million shares for a total of $613 million in the quarter.

In a separate press release today, the company announced that its board of directors authorized an additional $1 billion share repurchase program, and that it has entered into purchase agreements with individual members of the Fisher family whose ownership represents approximately 16 percent of the company’s outstanding shares. The company expects that about $158 million (approximately 16 percent) of the $1 billion share repurchase program will be purchased from these Fisher family members.

Dividends

In a separate press release today, the company announced that it intends to increase the annual dividend per share from $0.32 in fiscal year 2007 to $0.34 for fiscal year 2008. The dividend is expected to be paid quarterly in April, July, October, and January.

Margins

Gross margin for fiscal year 2007 was 36.1 percent and increased 60 basis points compared with fiscal year 2006. Operating margin for fiscal year 2007 was 8.3 percent. Operating margin for fiscal year 2008 is expected to be 8.5 percent to 9.5 percent.

Inventory

The company reported that year-over-year inventory per square foot decreased 15 percent at the end of the fourth quarter compared with an increase of 2 percent at the end of the fourth quarter of fiscal year 2006. The company expects the percentage change in inventory per square foot on a year-over-year basis to be down in the low teens at the end of the first quarter of 2008, versus an 8 percent decrease in the first quarter of fiscal year 2007. Please see the financials section on www.gapinc.com for the company’s explanation of numerical range guidance.

Interest Expense

Fiscal year 2007 interest expense was $26 million. The company expects fiscal year 2008 interest expense to be about $20 million.

Depreciation and Amortization

Fiscal year 2007 depreciation and amortization expense was $547 million. The company expects depreciation and amortization expense for fiscal year 2008 to be about $550 million.

Capital Expenditures

Fiscal year 2007 capital spending was $682 million. The company expects to reduce its capital spending to about $500 million in fiscal year 2008.

Real Estate

During fiscal year 2007, the company opened 214 store locations and closed 178 store locations. Openings and closings include 18 store repositions and 45 Old Navy Outlet store conversions, while closings also include 19 Forth & Towne stores. Net square footage at the end of the fourth quarter of 2007 was up 1.8 percent compared with last year.

Excluding 15 store repositions, the company expects to open about 100 store locations and to close about 85 store locations in fiscal year 2008. The store closings are weighted toward Gap brand. Square footage is expected to increase less than half a percent for fiscal year 2008.

Fourth Quarter Store Activity

The following tables contain divisional fourth quarter store openings and closings, and square footage.

	February 2, 2008
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,278	4	33	1,249	12.2
Gap Europe	172	4	3	173	1.5
Gap Japan	109	1	—	110	1.1
Old Navy North America	1,062	11	14	1,059	20.0
Banana Republic North America	549	8	2	555	4.7
Banana Republic Japan	21	—	—	21	0.1

Total	3,191	28	52	3,167	39.6

	February 3, 2007
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,338	5	50	1,293	12.3
Gap Europe	167	2	1	168	1.5
Gap Japan	102	4	1	105	1.0
Old Navy North America	1,008	8	4	1,012	19.3
Banana Republic North America	514	11	4	521	4.5
Banana Republic Japan	13	—	—	13	0.1
Forth & Towne	15	4	—	19	0.2

Total	3,157	34	60	3,131	38.9

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s fourth quarter and fiscal year 2007 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

February Sales

The company will report February sales on March 6, 2008.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fiscal year and fourth quarter of 2007 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share for fiscal year 2008; (ii) effective tax rate for fiscal year 2008; (iii) free cash flow for fiscal year 2008; (iv) net cash provided by operating activities for fiscal year 2008; (v) share repurchases, including repurchases from members of the Fisher family; (vi) dividend per share for fiscal year 2008 and timing of payments; (vii) operating margin for fiscal year 2008; (viii) year-over-year change in inventory per square foot at the end of the first quarter of fiscal year 2008; (ix) interest expense for fiscal year 2008; (x) depreciation and amortization for fiscal year 2008; (xi) capital expenditures for fiscal year 2008; (xii) store openings, closings, repositions, and remodels, and weightings by brand; (xiii) real estate square footage for fiscal year 2008; and (xiv) commitment to distributing excess cash.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; the risk that acts or omissions by the company’s third party vendors could have a negative impact on the company’s reputation or operations; the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that either the company or members of the Fisher family terminate the repurchase agreements; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company’s Quarterly Report on Form 10-Q for the quarter ended November 3, 2007.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of February 28, 2008 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	February 2, 2008	February 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,724	$2,030
Short-term investments	177	570
Restricted cash	38	44
Merchandise inventory	1,575	1,796
Other current assets	572	589

Total current assets	4,086	5,029
Property and equipment, net	3,267	3,197
Other assets	485	318

Total assets	$7,838	$8,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$138	$325
Accounts payable	1,006	772
Accrued expenses and other current liabilities	1,259	1,159
Income taxes payable	30	16

Total current liabilities	2,433	2,272

Long-term liabilities:
Long-term debt	50	188
Lease incentives and other liabilities	1,081	910

Total long-term liabilities	1,131	1,098

Total stockholders’ equity	4,274	5,174

Total liabilities and stockholders’ equity	$7,838	$8,544

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended February 2, 2008	14 Weeks Ended February 3, 2007	52 Weeks Ended February 2, 2008	53 Weeks Ended February 3, 2007
Net sales	$4,675	$4,919	$15,763	$15,923
Cost of goods sold and occupancy expenses	3,049	3,314	10,071	10,266

Gross profit	1,626	1,605	5,692	5,657
Operating expenses	1,208	1,238	4,377	4,432
Interest expense	5	11	26	41
Interest income	(20)	(35)	(117)	(131)

Earnings from continuing operations before income taxes	433	391	1,406	1,315
Income taxes	168	161	539	506

Earnings from continuing operations, net of income taxes	265	230	867	809
Loss from discontinued operation, net of income tax benefit	—	(11)	(34)	(31)

Net earnings	$265	$219	$833	$778

Weighted average number of shares - basic	745	813	791	831
Weighted average number of shares - diluted	749	818	794	836
Basic earnings per share:
Earnings from continuing operations, net of income taxes	$0.36	$0.28	$1.10	$0.97
Loss from discontinued operation, net of income tax benefit	—	(0.01)	(0.05)	(0.03)

Net earnings per share	$0.36	$0.27	$1.05	$0.94

Diluted earnings per share:
Earnings from continuing operations, net of income taxes	$0.35	$0.28	$1.09	$0.97
Loss from discontinued operation, net of income tax benefit	—	(0.01)	(0.04)	(0.04)

Net earnings per share	$0.35	$0.27	$1.05	$0.93

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	52 Weeks Ended February 2, 2008	53 Weeks Ended February 3, 2007
Cash flows from operating activities:
Net earnings	$833	$778
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization (a)	547	530
Share-based compensation	52	54
Tax benefit from exercise of stock options and vesting of service awards	8	25
Excess tax benefit from exercise of stock options and vesting of service awards	(7)	(23)
Non-cash and other items	54	11
Deferred income taxes	(59)	(41)
Changes in operating assets and liabilities:
Merchandise inventory	252	(97)
Other current assets and other assets	18	12
Accounts payable	199	(6)
Accrued expenses and other current liabilities	32	56
Income taxes payable, net of prepaid income taxes and other tax related items	8	(102)
Lease incentives and other liabilities	144	53

Net cash provided by operating activities	2,081	1,250

Cash flows from investing activities:
Purchases of property and equipment	(682)	(572)
Proceeds from sale of property and equipment	11	22
Purchases of short-term investments	(894)	(1,460)
Maturities of short-term investments	1,287	1,841
Change in restricted cash	7	11
Change in other assets	(3)	8

Net cash used for investing activities	(274)	(150)

Cash flows from financing activities:
Payments of long-term debt	(326)	—
Proceeds from share-based compensation	125	190
Purchase of treasury stock	(1,700)	(1,050)
Excess tax benefit from exercise of stock options and vesting of service awards	7	23
Cash dividends paid	(252)	(265)

Net cash used for financing activities	(2,146)	(1,102)

Effect of exchange rate fluctuations on cash	33	(3)

Net decrease in cash and cash equivalents	(306)	(5)
Cash and cash equivalents at beginning of period	2,030	2,035

Cash and cash equivalents at end of period	$1,724	$2,030

(a)	Depreciation and amortization includes the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

52 Weeks Ended February 2, 2008
Diluted earnings per share on a GAAP basis	$1.05
Add: loss from the discontinued operation of Forth & Towne (a)	0.04
Add: expenses related to the cost reduction initiatives (b)	0.03

Diluted earnings per share on a non-GAAP basis (c)	$1.12

(a)	In fiscal year 2007, the company closed its Forth & Towne store locations. Forth & Towne is presented as a discontinued operation in the accompanying consolidated statements of earnings.

(b)	In fiscal year 2007, the company recognized $34 million of expenses on a pre-tax basis relating to its cost reduction initiatives, of which $32 million were operating expenses and $2 million were cost of goods sold and occupancy expenses. The majority of these expenses are related to severance benefits to employees at headquarter locations.

(c)	Diluted earnings per share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our diluted earnings per share from ongoing operations. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	52 Weeks Ended February 2, 2008	53 Weeks Ended February 3, 2007
Net cash provided by operating activities	$2,081	$1,250
Less: purchases of property and equipment	(682)	(572)

Free cash flow (d)	$1,399	$678

RECONCILIATION OF EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending January 31, 2009
Expected net cash provided by operating activities	$1,400
Less: expected purchases of property and equipment	(500)

Expected free cash flow (d)	$900

(d)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

RECONCILIATION OF OPERATING EXPENSES ON A GAAP BASIS TO OPERATING EXPENSES ON A NON-GAAP BASIS

($ in millions)	52 Weeks Ended February 2, 2008	53 Weeks Ended February 3, 2007
Operating expenses on a GAAP basis	$4,377	$4,432
Less: operating expenses related to cost reduction initiatives (b)	(32)	—
Add: Visa/Mastercard settlement (e)	—	14
Add: unredeemed gift card income (f)	—	31

Operating expenses on a non-GAAP basis (g)	$4,345	$4,477

(e)	$14 million of income was recognized in fiscal year 2006 relating to the Visa/Mastercard litigation settlement.

(f)	$31 million of income was recognized in fiscal year 2006 relating to the change in the company’s estimate of the elapsed time for recording income associated with unredeemed gift cards.

(g)	Operating expenses excluding the amounts noted above is a non-GAAP financial measure. It is intended to supplement the user’s overall understanding of our current financial performance and our prospects for the future. We use this metric internally and adjust for these items because they are not essential to evaluating the ongoing operations of our business. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.